Exhibit 10.12

FREEHOLD PROPERTIES, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of [●], 2021 (the “A&R Effective Date”), by and among Freehold Properties, Inc., a Maryland corporation (“Freehold Properties”), and Freehold Properties Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership” and, together with Freehold Properties, the “Company”), each with its principal place of business in Las Vegas, Nevada, and Louis Yi residing at the address on file with the Company (the “Employee”) is an amendment and restatement of the Employment Agreement, dated October 30, 2019 (the “Original Agreement”), by and among the Company and the Employee.

W I T N E S S E T H

WHEREAS, Freehold Properties is the sole member of the general partner of the Operating Partnership;

WHEREAS, the parties originally entered into the Original Agreement, which was effective as of July 1, 2019, to reflect the Employee’s executive capacities in the Company’s business and to provide for the Company’s employment of the Employee; and

WHEREAS, the parties wish to change certain terms in the Original Agreement and to memorialize those changes by entering into this Agreement, which will supersede, in its entirety, the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.              POSITION AND DUTIES.

(a)            During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Chief Financial Officer of the Company. In this capacity, the Employee shall have the duties, authorities and responsibilities as are required by the Employee’s position commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities that are included in the bylaws of Freehold Properties and the limited partnership agreement of the Operating Partnership as they may be further amended from time to time, including, but not limited to, managing the affairs of the Company. Employee’s duties shall further include those that the board of directors of Freehold Properties (the “Board”) shall from time to time reasonably assign that are not inconsistent with the Employee’s position with the Company and that are consistent with the bylaws of Freehold Properties and the limited partnership agreement of the Operating Partnership. The Employee’s principal place of employment with the Company shall be in New York, New York, provided that the Employee understands and agrees that the Employee may be required to travel from time to time for business purposes. The Employee shall report directly to the Chief Executive Officer of the Company.

(b)            During the Employment Term, the Employee shall devote substantially all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s personal investments and/or personal business as necessary, so long as such activities in the aggregate do not interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.

2.              EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of three years (the “Initial Term”) commencing as of the A&R Effective Date. Commencing with the last day of the Initial Term, and on each subsequent anniversary of such date, the term of this Agreement shall be automatically extended for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least 60 days prior to any such anniversary date. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 7 hereof, subject to Section 8 hereof. The period of time between the A&R Effective Date and the end of the Initial Term and any successor terms (or earlier upon a termination of the Employee’s employment hereunder) shall be referred to herein as the “Employment Term.”

3.              BASE SALARY. The Company agrees to pay the Employee a base salary of $300,000 annually. The base salary may be reviewed annually by the Board and may be increased (but not decreased) by the Board in its sole discretion. The Board may delegate any or all of its authority and responsibilities to a committee of the Board. Base salary shall be payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The base salary as adjusted by the Board from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.              ANNUAL BONUS. During the Employment Term, the Employee shall be eligible to receive an annual discretionary incentive payment under the Company’s Officer Incentive Program or any other annual bonus plan as may be in effect from time to time (the “Annual Bonus”). The Employee’s target Annual Bonus opportunity will be not less than 100% of the Employee’s Base Salary (the “Target Bonus”). The Annual Bonus, if earned, shall be paid no later than March 15th of the calendar year following the calendar year to which the Annual Bonus relates.

5.              EQUITY AWARDS. The Employee shall receive consideration for equity and other long-term incentive awards under any applicable equity incentive plan adopted by the Company during the Employment Term.

6.              EMPLOYEE BENEFITS.

(a)            BENEFIT PLANS. During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, according to the terms of such employee benefit plan.

(b)            PAID Time Off. The Employee may take a reasonable period of paid time off from time to time but not to the detriment of performance of his duties as described in Section 1(b). The Employee shall not be entitled to or accrue a fixed amount of paid time off.

(c)            EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business and entertainment expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder. The Company shall also reimburse Employee’s expenses for legal or other advisors incurred in the review and finalization of this Agreement.

7.              TERMINATION. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)            DISABILITY. Upon ten days’ prior written notice by the Company to the Employee of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder due to a physical or mental injury, infirmity or incapacity, which is determined to be permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Employee, for 180 days (including weekends and holidays) in any 365-day period.

(b)            DEATH. Automatically upon the date of death of the Employee.

(c)            CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause. “Cause” shall mean:

(i)               Employee’s refusal to substantially perform, following notice by the Company to the Employee, Employee’s duties to the Company, or gross negligence or willful misconduct in connection with the performance of the Employee’s duties to the Company;

(ii)              Employee’s conviction or plea of guilty or nolo contendere of a felony;

(iii)             Employee’s conviction of any other criminal offense involving an act of dishonesty intended to result in personal enrichment of Employee at the expense of the Company or an affiliate of the Company; or

(iv)             Employee’s breach of any material Company policy or term of this Agreement or any other employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Employee and the Company or an affiliate of the Company.

Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided that no such determination may be made until the Employee has been given written notice detailing the specific Cause event, an opportunity to appear before the full Board with legal counsel, and a period of 30 days following receipt of such notice to cure such event (if susceptible to cure) to the satisfaction of the Board. Notwithstanding anything to the contrary contained herein, the Employee’s right to cure as set forth in the preceding sentence shall not apply if there are habitually repeated breaches by the Employee.

(d)            WITHOUT CAUSE. Immediately upon written notice by the Company to the Employee of an involuntary termination without Cause (other than for death or Disability).

(e)            GOOD REASON. Upon written notice by the Employee to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are not habitually repeated and are fully corrected in all material respects by the Company within 30 days following written notification by the Employee to the Company of the occurrence of one of the following:

(i)               a material reduction in the Employee’s aggregate Base Salary or Target Bonus opportunity;

(ii)              a material adverse change in the reporting structure applicable to the Employee, the assignment to the Employee of substantial duties or responsibilities inconsistent with the Employee’s position at the Company, or any other action by the Company which results in a substantial diminution of the Employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law);

(iii)             a requirement that the Employee work principally from a location that is 30 miles further from the principal places of employment specified in Section 1(a) and from the Employee’s residence; or

(iv)             the Company’s material breach of the terms of this Agreement or any other agreement or document which grants or gives the Employee the right to receive equity in the Company.

The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances that the Employee knows or reasonably should have known to constitute Good Reason, and actually terminate employment within 30 days following the expiration of the Company’s 30-day cure period described above (it being understood that each instance of any such circumstances shall constitute a separate basis for such termination and a separate event or condition occurring on the date of such instance for purposes of calculating the 90-day period). The failure by the Employee to provide written notice in detail of the circumstances constituting “Good Reason” within the time period set forth in the preceding sentence shall result in the Employee being deemed not to have terminated employment for Good Reason and to have irrevocably waived any claim of such circumstances constituting Good Reason under this Agreement.

(f)             WITHOUT GOOD REASON. Upon 30 days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

(g)            EXPIRATION of employment term. The Employee’s employment hereunder shall automatically terminate at the end of the Employment Term if either party elects not to extend the Employment Term by delivery of a non-extension notice contemplated by Section 2.

8.              CONSEQUENCES OF TERMINATION.

(a)            DEATH. In the event that the Employee’s employment and the Employment Term end on account of the Employee’s death, all outstanding equity-based awards held by the Employee on the date of death shall immediately become fully vested and, to the extent applicable, exercisable, and the Employee or the Employee’s estate, as the case may be, shall be entitled to a lump sum payment of the following within 60 days following termination of employment, or such earlier date as may be required by applicable law:

(i)              any unpaid Base Salary through the termination date;

(ii)             any Annual Bonus relating to the prior year that was earned but unpaid as of the date of termination; and

(iii)            reimbursement for any unreimbursed business expenses incurred through the termination date (collectively, Sections 8(a)(i) through 8(a)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”).

(b)            DISABILITY. In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, all outstanding equity-based awards held by the Employee on the date of termination of employment due to Disability shall immediately become fully vested and, to the extent applicable, exercisable, and the Company shall pay or provide the Employee with the following:

(i)              the Accrued Benefits; and

(ii)             subject to (A) the Employee’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and (B) the Employee’s continued compliance with the obligations in Sections 9 and 10 hereof, Employee shall be eligible to participate in COBRA continuation coverage at the premium rate that is paid by active employees for coverage of the Employee (and/or his eligible dependents) under the Company’s major medical group health plan, for a period of 18 months, or, if less, until the Employee or his eligible dependents are no longer entitled to such COBRA coverage; provided, that if the Company determines that the provision of this benefit would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) or penalties or adverse tax consequences to the Employee or the Company, then in lieu of providing such benefit, the Company shall pay the Employee on the last day of each remaining month in which the benefit would have been provided a fully taxable cash payment equal to the portion of the COBRA premium the Company otherwise would have paid for such month.

(c)             TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Employee’s employment and the Employment Term are terminated by the Company for Cause or by the Employee without Good Reason, the Company shall pay to the Employee the Accrued Benefits (other than, in the case of a termination for Cause, payment of any unpaid Annual Bonus).

(d)            TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Employee’s employment and the Employment Term are terminated by the Company other than for Cause (and other than due to the Employee’s death or Disability) or by the Employee for Good Reason, the Company shall pay or provide the Employee with the following:

(i)              the Accrued Benefits;

(ii)             subject to the Employee’s continued compliance with the obligations in Sections 9 and 10 hereof, an amount equal to two times the sum of (A) the Base Salary in effect on the termination date, and (B) the average Annual Bonus earned by the Employee for the two Company fiscal years ending during the Employment Period and immediately preceding the Company fiscal year in which such termination occurs (regardless of whether such amount was paid out on a current basis or deferred). Such amount shall be paid monthly in equal installments for a period of 12 months; provided that the commencement of such installments is subject to restrictions in Section 24(b)(iii) if Employee is a “specified employee” as described therein;

(iii)            subject to (A) the Employee’s timely election of continuation coverage under COBRA and (B) the Employee’s continued compliance with the obligations in Sections 9 and 10 hereof, Employee may participate in COBRA continuation coverage at the premium rate that is paid by active employees for coverage of the Employee (or his eligible dependents) under the Company’s major medical group health plan, for a period of 18 months (or up to 24 months if eligibility is extended under COBRA), or such period of time that the Employee and his eligible dependents are eligible for COBRA continuation coverage; provided, that if the Company determines that the provision of this benefit would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) or penalties or adverse tax consequences to the Employee or the Company, then in lieu of providing such benefit, the Company shall pay the Employee on the last day of each remaining month in which the benefit would have been provided a fully taxable cash payment equal to the portion of the COBRA premium the Company otherwise would have paid for such month. Upon the Employee and his dependents becoming ineligible for COBRA continuation coverage, Employee shall be reimbursed for the premiums paid by Employee for medical insurance for himself and his dependents for a period of time extending to 24 months following termination of employment; provided, however, that Company’s obligation to make additional payments under this paragraph will cease during any period that Employee is employed by a third party that provides comparable coverage to Employee; and

(iv)            all of the Employee’s equity-based awards that are outstanding on the termination date shall immediately become fully vested and, as applicable, exercisable, without any action by the Board.

Payments and benefits provided in this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

For purposes of Section 8(d)(ii)(B), in the event that the Employee’s termination occurs prior to the end of the completion of two Company fiscal years during the Employment Term, then the amount in Section 8(d)(ii)(B) shall be determined by using the Employee’s Target Bonus for any such fiscal year not yet completed, together with the Annual Bonus actually earned by the Employee for the fiscal year completed during the Employment Term (if any), annualized for any such partial fiscal year. For purposes of Sections 8(a), 8(b) and 8(d)(iv), performance-based equity awards will vest (x) at target levels or (y) if the Board or a committee thereof determines in its sole discretion that actual performance is measurable through the date of termination, at the greater of target levels or at the levels achieved based on actual performance through the date of termination (as determined by the Board or a committee thereof)).

(e)             Termination due to non-renewal of employment term. If the Employee’s employment and the Employment Term are terminated pursuant to Section 7(g) as a result of the Employee providing notice of non-renewal of the Employment Term, the termination shall be considered a termination by the Employee without Good Reason for purposes of this Agreement and the Employee’s entitlements shall be as described in Section 7(c). If the Employee’s employment and the Employment Term are terminated pursuant to Section 7(g) as a result of the Company providing notice of non-renewal of the Employment Term, the termination shall be considered a termination by the Company without Cause for purposes of this Agreement and the Employee’s entitlements shall be as described in Section 7(d), except that (i) the severance multiple (of Base Salary and Annual Bonus) in Section 8(d)(ii) shall be reduced from two times to one times and (ii) the period of continued COBRA coverage in Section 8(d)(iii) shall be reduced to 12 months or such shorter period of time that the Employee and his eligible dependents are eligible for COBRA continuation coverage.

(f)            SECTION 280G. If the Employee is a “disqualified individual,” as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”), then, notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Employee with the Company (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Employee (including groups or classes of employees or beneficiaries of which the Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Employee (a “Benefit Arrangement”), any right to exercise, vesting, payment or benefit to the Employee under this Agreement, any Other Agreement and/or any Benefit Arrangement shall be reduced or eliminated to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Employee under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment or benefit to the Employee under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Employee from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Employee without causing any such payment or benefit to be considered a Parachute Payment.

(i)              Such reduction or elimination will be calculated so that the amount received by Employee that is subject to Section 280G of the Code will be reduced to an amount that is three times Employee’s “base amount” (defined in Section 280G(b)(3) of the Code), less one dollar.

(ii)             The Company shall accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of performance awards, then by reducing or eliminating any accelerated vesting of options or stock appreciation rights, then by reducing or eliminating any accelerated vesting of restricted stock or stock units, then by reducing or eliminating any other remaining Parachute Payments.

(iii)            Notwithstanding the foregoing, if any amount payable to the Employee could be deemed a Parachute Payment, the Company will use its best efforts to obtain shareholder approval of the payments to Employee under this Agreement, any Other Agreement or any Benefit Arrangement that is described in Section 280G(5)(B) of the Code in a manner intended to satisfy all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of the Treasury Regulations.

(g)            OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company, unless otherwise specified in a written agreement between the Company and the Employee and, unless the Company shall be in breach of any of its payment obligations in this Section 8, the Employee shall be deemed to have resigned from the Board and any other position as an officer, director or fiduciary of the Company and its affiliates, and shall take any and all actions reasonably requested by the Company to effectuate the foregoing.

(h)            EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 7 and 8 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.

9.               RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company in substantially the form attached on Exhibit A hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within 60 days following termination.

10.            RESTRICTIVE COVENANTS.

(a)            CONFIDENTIALITY. During the course of the Employee’s employment with the Company, the Employee will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the Employee or the public prior to its disclosure to the Employee; (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b)            NONCOMPETITION. The Employee acknowledges that (i) the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company, (ii) the Employee has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company or any of its affiliates, (iii) in the course of the Employee’s employment by a competitor, the Employee would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and the Employee has had and will continue to have access to these customers, (v) the Employee has received and will receive specialized training from the Company and its affiliates, and (vi) the Employee is expected to generate goodwill for the Company and its affiliates in the course of the Employee’s employment. Accordingly, during the Employee’s employment and for a period of one year thereafter, the Employee agrees that the Employee will not, whether on the Employee’s own behalf or on behalf or in conjunction with any person, firm, partnership, joint venture, association corporation or other business organization, directly or indirectly, perform or attempt to perform Prohibited Services (as defined below) for any Competitive Business (as defined below) anywhere within the Restricted Territory (as defined below). For purposes of this Agreement, “Prohibited Services” are any services that are the same or substantially similar to the services Employee provided to the Company during the last twenty-four (24) months of Employee’s employment with the Company, including, without limitation, brokerage or advisory services, or services that require Employee to use or disclose Confidential Information. For purposes of this Agreement, “Competitive Business” means any person or entity engaged in the business of acquiring, owning, leasing, and/or financing cannabis properties or any other business in which the Company has engaged or have active plans to engage during the last twenty-four (24) months of Employee’s employment with the Company. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from (i) being a passive owner of not more than five percent (5%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its affiliates, so long as the Employee provides no Prohibited Services to such corporation or (ii) owning, managing, operating, controlling, or being employed by any firm, corporation or other entity in the same capacity in which the Employee was engaged immediately prior to the Termination of the Employee’s employment hereunder, as long as (a) the Board has been apprised of the identity of, and the Employee’s role with, such firm, corporation or other entity and (b) the Board has previously approved in writing the Employee’s role with such firm, corporation or other entity, in the case of both (a) and (b), prior to the Employee’s termination of employment. In addition, the provisions of this Section 10(b) shall not be violated by the Employee commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its affiliates so long as: (i) the Employee and such subsidiary, division or unit does not engage in a business in competition with the Company or any of its affiliates; and (ii) the Employee informs such entity of the restrictions contained in this Section 10.

For the purposes of this Agreement, the “Restricted Territory” shall mean any county, parish, or similar political subdivision within the United States of America where the Company conducted business or had active plans to conduct business during the last twenty-four (24) months of Employee’s employment with the Company.

(c)            NON-SOLICITATION; NONINTERFERENCE.

(i)               During the Employee’s employment with the Company and for a period of one year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any Tenant of the Company or any of its affiliates to solicit Tenants (as defined below) of the Company and its affiliates or to aid in such solicitation. For purposes of this Agreement, “Tenant” means any person or entity that during the last twenty-four (24) months of Employee’s employment with the Company that: (i)  contracted for, was billed for, or received from the Company any product, service or process and Employee had direct or indirect contact with or acquired Confidential Information about such person or entity; (ii) was in contact with Employee concerning the sale or purchase of, or contract for, any product, service or process with the Company; or (iii) was solicited by Employee on behalf of the Company.

(ii)              During the Employee’s employment with the Company and for a period of one year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent (provided that this restriction shall not apply to professional service firms), or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and any of their respective vendors, joint venturers, licensors or Tenants. An employee, representative or agent shall be deemed covered by this Section 10(c)(ii) while so employed or retained and for a period of six months thereafter.

(iii)             Notwithstanding the foregoing, the provisions of this Section 10(c) shall not be violated by (A) general advertising or solicitation not specifically targeted at Company-related persons or entities or hiring a respondent to such advertising or solicitation, (B) the Employee serving as a reference, upon request, for any employee of the Company or any of its affiliates so long as such reference is not for an entity that is employing or retaining the Employee, or (C) actions taken by any person or entity with which the Employee is associated if the Employee is not personally involved in any manner in the matter and has not identified such Company-related person or entity for soliciting or hiring.

(d)            NON-DISPARAGEMENT. The Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Employee’s duties to the Company while the Employee is employed by the Company. The Company hereby covenants and agrees that it shall not, directly or indirectly, make or solicit or encourage others to make or solicit any negative comments or otherwise disparaging remarks concerning the Employee. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings (including, without limitation, filings or submissions to the Securities and Exchange Commission), or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e)            RETURN OF COMPANY PROPERTY. On the date of the Employee’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, software, cell phones, wireless electronic mail devices or other equipment, or documents, records and property belonging to the Company). The Employee may retain the Employee’s rolodex and similar address books provided that such items only include contact information.

(f)             REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 10. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 10.

(g)            REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h)            TOLLING. In the event of any violation of the provisions of this Section 10 by the Employee, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(i)             SURVIVAL OF PROVISIONS. The obligations contained in this Section 10 shall survive the termination in the event of the termination of the Employee’s employment with the Company during the Employment Term and shall be fully enforceable thereafter.

(j)             COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company.

(k)            PARTICIPATION IN AGENCY PROCEEDINGS. Nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (each a “Governmental Agency”) concerning a violation by the Company or its officers and directors, of applicable law. Employee acknowledges and understands that this Agreement does not limit his ability to communicate with any Governmental Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information. The Company will take no enforcement action against Employee described in this Agreement in the event that Employee validly engages in conduct that is described herein.

11.            EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a violation by the Employee of Section 10 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease. If the Company adopts a “clawback” or recoupment policy, payments under this Agreement will be subject to repayment to the Company but only to the extent required by applicable law, regulation, listing requirement and as so provided under the terms of such policy.

12.            INTELLECTUAL PROPERTY

(a)            COMPANY USE. If during the term of employment Employee produces, develops, creates, invents, conceives or reduces to practice, inventions and intellectual property (as such terms are defined herein) in the Company’s business, Employee shall maintain and furnish to the Company complete and current records of all such inventions and intellectual property. Employee agrees that all such inventions and intellectual property are and shall be the exclusive property of the Company, and that the Company may use or pursue them without restriction or additional compensation to the Employee.

(b)            work made for hire. Employee: (i) hereby assigns, sets over and transfers to the Company all of his right, title and interest in and to such inventions and intellectual property; (ii) to the extent consistent with the Copyright act of 1976 (the “Copyright Act”), each such invention or intellectual property shall be a “work made for hire” as that term is defined in section 101 of the Copyright Act, and shall be the sole property of the Company and the Company shall be the sole author thereof within the meaning of the Copyright Act, and if any such invention, intellectual property or any portion thereof is not deemed to be a “work made for hire,” this Agreement shall operate as an irrevocable assignment of the copyright to the invention or intellectual property throughout the world, and (iii) agrees that Employee and his agents shall, during and after the period Employee is retained by the Company, cooperate fully in obtaining patent, trademark, service mark, copyright, mask work or other proprietary protection for such inventions and intellectual property, which action may be initiated in the Company’s sole and absolute discretion, all in the name of the Company at its own expense, and, without limitation, shall execute all requested applications, assignments and other documents in furtherance of obtaining such protection or registration and confirming full ownership by the Company of such inventions and intellectual property.

(c)            power of attorney. Employee hereby designates the Company as its agent, and grants to the Company a power of attorney with full substitution, which power of attorney shall be deemed coupled with an interest, for the purposes of effecting the foregoing assignments from the Employee to the Company. Employee shall, upon leaving the Company, provide to the Company in writing a full, signed statement of all inventions and intellectual property in which Employee participated prior to termination of Employee’s employment.

(d)            Definitions. The term “inventions” includes ideas, discoveries, inventions, developments and improvements, whether or not reduced to practice and whether or not patentable or otherwise protected or protectable under state, federal, or foreign patent, trade mark, copyright or similar laws. The term “intellectual property” means all inventions, writing, trade name, trademark, service mark or any other material registered or otherwise protected or protectable under state, federal, or foreign patent, trademark, copyright, or similar laws.

13.            NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 13 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

14.            NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number) shown

in the books and records of the Company.

If to the Company:

Freehold Properties, Inc.

232 3rd Avenue N.

Franklin, TN 37064

Attention: Chief Operating Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15.            SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

16.            SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

17.            COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.            INDEMNIFICATION. In addition to any rights to indemnification to which the Employee is entitled under the bylaws of Freehold Properties or the limited partnership agreement of the Operating Partnership as they may be further amended from time to time, the Company hereby agrees to indemnify the Employee and hold the Employee harmless to the maximum extent permitted under the applicable laws of the Maryland General Corporation Law and the Delaware Revised Uniform Limited Partnership Act or any successor provisions thereof and any other applicable state laws, in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Company. Costs and expenses incurred by the Employee in defense of such actions, suits or proceedings (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Employee to repay the amounts so paid if it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company under this Agreement. This obligation shall survive the termination of the Employee’s employment with the Company.

19.            LIABILITY INSURANCE. The Company shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

20.            GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Maryland (without regard to its choice of law provisions). The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.

21.            MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, including, without limitation, the Original Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The payment or provision to the Employee by the Company of any remuneration, benefits or other financial obligations pursuant to this Agreement and any indemnification obligations, shall be allocated between the Company and the Operating Partnership by the Board based on any reasonable method, so long as such allocation does not unduly burden the Employee.

22.           REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder. In addition, the Employee acknowledges that the Employee is aware of Section 304 (Forfeiture of Certain Bonuses and Profits) of the Sarbanes-Oxley Act of 2002 and the right of the Company thereunder to be reimbursed for certain payments to the Employee in compliance therewith.

23.           TRUST. Notwithstanding anything contained herein or in any other agreement, the Company shall, at the direction of Employee, pay over any benefit (whether cash, equity, or equity-based award) that would otherwise be due to Employee to a trust designated by Employee. Any equity or equity-based award paid over to a trust pursuant to this Section 23 shall be registered in the name of the trust, and shall remain subject to the same restrictions or forfeiture conditions that would otherwise apply.

24.           TAX MATTERS.

(a)            WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)            SECTION 409A COMPLIANCE. Notwithstanding anything in this Agreement to the contrary, this Section 24(b) shall control with respect to any payment or benefit payable by the Company to Employee that is subject to Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement comply with (or qualify for an exemption from) Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted accordingly. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the restrictions on nonqualified deferred compensation in Section 409A.

(i)              A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A) upon or following termination of employment unless such termination of employment is also a “separation from service” from Employer within the meaning of Section 409A and Treasury Regulation § 1.409A-1(h) and, for purposes of any such provision of this Agreement, references to a “termination of employment” or any similar term or phrase shall mean “separation from service.”

(ii)             For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iii)            Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the termination date to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 24(b)(iii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iv)            For purposes of Section 409A, (A) Employee may not, directly or indirectly, designate the calendar year of any payment; (B) no acceleration of the time and form of payment of any nonqualified deferred compensation to Employee or any portion thereof, shall be permitted, and (C) any payment to be made after receipt of an executed and irrevocable release within any specified period, in which such period begins in one taxable year of Employee and ends in a second taxable year of Employee, will be made in the second taxable year.

(v)             Notwithstanding any other provision herein to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(vi)            To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement may constitute nonqualified deferred compensation (within the meaning of Section 409A), (A) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (B) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

[Execution Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FREEHOLD PROPERTIES, INC.

By:
Donald C. Brain
Chief Executive Officer

FREEHOLD PROPERTIES OPERATING PARTNERSHIP, LP

By:	Freehold OP GP, LLC

By:
Donald C. Brain
Manager

EMPLOYEE

Louis Yi

Signature Page to Amended and Restated Employment Agreement

EXHIBIT A

GENERAL RELEASE

I,               Louis Yi, in consideration of and subject to the performance by Freehold Properties, Inc., a Maryland corporation (“Freehold Properties”), and Freehold Properties Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership” and, together with Freehold Properties and its subsidiaries, the “Company”), of its obligations under the Amended and Restated Employment Agreement, dated [●], 2021 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, attorneys, advisors, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.              I understand that any payments or benefits paid or granted to me under Section 8 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 8 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.              Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.              I represent that I have made no assignment or transfer of any right, claim, demand, cause of action or other matters covered by paragraph 2 above.

4.              I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.              I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claims, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding with any governmental agency, including the U.S. Equal Employment Opportunity Commission and similar state agencies; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6.              In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.              I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.              I agree that if I violate this General Release by suing the Company or the other Released Parties, and the Company or the Released Parties are successful in whole or part in any legal or equitable action against me under this Agreement, I agree to pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.              I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.            Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity (“Government Agencies”). While this General Release does not limit my right to receive an award for information provided to the Government Agencies, I understand and agree that, I am otherwise waiving, to the fullest extent permitted by law, any and all rights I may have to individual relief based on any Claims that I have released and any rights I have waived by signing this General Release. If any Claim is not subject to release, to the extent permitted by law, I hereby waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Released Parties is a party. This General Release does not abrogate my existing rights under any Company benefit plan, but it does waive, release and forever discharge Claims existing as of the date I execute this General Release pursuant to any such plan or agreement.

11.            I hereby acknowledge that Sections 8 through 13, and 17 through 22 of the Agreement shall survive my execution of this General Release. I acknowledge and agree to comply with my ongoing obligations under Section 10 of the Agreement, “Restrictive Covenants”, including my obligations to refrain from competing with the Company or engaging in prohibited solicitation, interference, or disparagement.

12.            I represent that I am not aware of any claim by me other than the Claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.            Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.            This General Release constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This General Release may not be modified or amended except in a writing signed by both me and a duly authorized officer of the Company. This General Release will bind the heirs, personal representatives, successors and assigns of both me and the Company, and inure to the benefit of both me and the Company, their heirs, successors and assigns. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT BY SENDING WRITTEN NOTICE OF REVOCATION TO [NAME, CONTACT INFORMATION] AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED: